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                                                                    Exhibit 99.4


BLUM CAPITAL PARTNERS' PROPOSAL
FOR CB RICHARD ELLIS BUYOUT
11.13.00

                            ======================
                              QUESTIONS & ANSWERS
                            ======================

1. Now that we have received a "going private" proposal from BLUM Capital Partners, Freeman Spogli and certain directors and senior officers of the Company, what is the process that will occur?

   The Board has formed a Special Committee comprised of board members who are not involved with the proposal recently made by BLUM Capital Partners, Freeman Spogli and certain directors and senior officers of the Company (the "BLUM Proposal"). The Special Committee, which is comprised of Stan Anderson and Paul Leach, will evaluate the BLUM Proposal and consider whether to solicit or evaluate other third-party proposals or to seek to keep the Company independent and not enter into any transaction. During this process, the Special Committee will pursue the particular course of action that it believes is in the best interests of the Company's stockholders. In connection with evaluating the options available to the Company, the Special Committee will retain its own financial and legal advisors. In the event that the Special Committee decides to pursue the BLUM Proposal or another transaction proposal, the Special Committee and its advisors have the authority to negotiate the terms of such a proposal.

   If the Special Committee were to agree to the BLUM Proposal or another change of control transaction, the transaction would be submitted to a vote of the Company's stockholders. As part of that stockholder vote, a proxy statement would be prepared which would describe the details of the transaction. These proxy materials would be assembled during the next couple of months after any acceptance of the BLUM Proposal and would then be distributed approximately 30 days prior to the vote to all of our stockholders (including those who hold through the 401(k)), option holders and Deferred Compensation Plan participants who have common Stock Units.

2. How long will this process take?

   The timing of the process will be determined by the Special Committee and its advisors and depends on a number of factors that are not known at this time.

3. What should I do during the Special Committee process?

   While the Special Committee is determining what decision to take, you should support and cooperate with the Special Committee and its financial and legal representatives to the fullest extent possible so that the Special Committee can proceed with a full and fair process. Other than cooperating with the Special Committee and its representatives, you should continue conducting business as usual.

4. What information will I receive as the process moves along?

   It will be up to the Special Committee to determine how the process is conducted and how much information is made available to you. The Company will attempt to keep you as informed as possible, but due to confidentiality and securities law restrictions, information regarding the process may be limited while it is ongoing.

5. Under the BLUM Proposal, would I have to sell or can I hold any CBRE stock which I hold in my own name?

   Under the BLUM Proposal, any shares of CBRE stock that you own would be exchanged for the cash price that is offered to the stockholders in the going private transaction. However, also as part of the BLUM Proposal, shares equal to up to 12% of the total shares of private CBRE would be made available for purchase by CBRE's employees with the cash proceeds that they receive from the going private transaction (including the optional conversion of DCP Stock Units as described below). Any offer of such shares to employees would be made only pursuant to a prospectus complying with applicable securities laws.

6. What happens under the BLUM Proposal to CBRE Stock credited to my 401(k) or DCP accounts?

   401(k) Plan.  Under the BLUM Proposal, CBRE stock credited to your account
   -----------
   under our 401(k) plan would be purchased at the going private price. There would be no current tax consequences from this sale. In addition, it will not be possible to hold stock of private CBRE in the 401(k) plan. However, in all other respects we anticipate no other changes in our 401(k) plan.

   Deferred Compensation Plan.  Under the BLUM Proposal, there would be no
   --------------------------
   impact on the Deferred Compensation Plan's insurance policy (the mutual funds) or the Interest Index Fund. The new private CBRE would assume the liabilities under the DCP and maintain the existing insurance policy so that your interest in the DCP would be secure. Under the BLUM Proposal, if you hold CBRES Stock Units attributable to your deferrals of salary, commission or bonus, you would be able to (1) convert the value of that investment (based upon the purchase price paid to the Company's stockholders in the BLUM Proposal) into the insurance policy alternative under the Deferred Compensation Plan, (2) receive a cash payment equal to the value of that investment (based upon the purchase price paid to the Company's stockholders in the BLUM Proposal), which payment at your option would be able to be used to purchase shares of the common stock of the Company that the BLUM Proposal indicates would be made available after the closing of the BLUM Proposal (which shares would be included in the approximate aggregate 12% of shares that the BLUM Proposal indicates would be made available as discussed above), or (iii) continue that investment in the private CBRE after the closing of the BLUM Proposal. In general, stock in the private CBRE would be illiquid. In addition, the BLUM Proposal provides that after the closing of the BLUM Proposal, deferrals under the DCP may only be invested in the insurance policy alternative under the DCP. The 2000 match program may be in the form of shares in the company or investments in the life insurance alternative. In the case of the 1999 match and the retention and recruitment program the only choice may be to retain stock of the company.

7. We just went public, so why go private now?

   The Company may or may not go private. The Special Committee will decide whether to accept or reject the BLUM Proposal as well as whether to seek alternative transactions (including possibly other going private proposals) or to engage in no transaction at all. As a result, there is no assurance that we will actually go private, whether pursuant to the BLUM Proposal or pursuant to another proposal. If the Special Committee were to approve the BLUM Proposal, the Company's stockholders would be able to vote on whether to accept the going private transaction.

8. Aren't we going to be over-leveraged, particularly given the cyclical nature of the business?

   This is an important question. Under the BLUM Proposal, CBRE would have approximately $___ in debt. In addition, if another transaction proposal were forthcoming, that proposal could have more or less debt than the BLUM Proposal. While we assume that any bidder would have reached its own conclusion that the debt is not excessive, if the Special Committee accepts the BLUM Proposal or an alternative proposal, each employee who is offered an opportunity to invest in the Company after the completion of such a transaction would need to make his or her own determination as to whether the level of leverage is acceptable to him or her.

9. Does the going private offer put the company in play, potentially causing uncertainty with our employees and clients?

    As noted above, the Special Committee will decide whether to accept any transaction proposal at all or to reject all proposals, including the BLUM Proposal, and seek to keep the Company independent. Regardless of the Special Committee's decision, however, the Company's employees should be comforted by the fact that in a service business they are the Company's primary assets and that the Company has little value without them. Clients are generally interested in the quality of the services we provide, not our corporate form.

10. Won't our competitors use this against us?

    It's understandable that competitors might try to create confusion relative to any proposed going private transaction to use to their advantage. If, however, we communicate clearly and directly with our clients they will understand that any transaction will have little effect on them or the services we provide.

11. If the Special Committee decides to accept a transaction proposal, how will the purchase price be determined?

    Assuming there is a going private or other transaction, the purchase price would be arrived at through negotiations between the buyer and the Special Committee, which will be assisted by its own financial and legal advisors. The price and other terms of any such transaction must then be approved by the Company's stockholders.

12. Won't we have to reduce expenses to service the increase in debt from going private?

    We expect to continue our expense containment programs whether or not we become private. Of course, like any business, we'll manage costs for maximum efficiency, particularly now that we have the dawning web-based strategies to assist us in further improving our process.

13. Can I buy stock as part of the BLUM Proposal?

    If the BLUM Proposal is approved by the Special Committee, there will be an opportunity for employees to buy certain amounts of stock at the going private price. Any offer of such shares to employees would be made only pursuant to a prospectus complying with applicable securities laws.

14. If I held stock in a private CBRE, how would I sell it in the future?

    If the Special Committee and stockholders approve the BLUM Proposal and you purchased stock in the private CBRE, there would be no assurance of liquidity. A small trading market for the stock could develop as it did in the early 1990's before the company went public, although there's no guarantees in that regard. As a result, you should assume that your stock would remain illiquid unless and until an IPO, merger or the like occurs.

15. If the BLUM Proposal is accepted, what does senior management get?

    According to the BLUM Proposal, senior management would participate in any future upside of the company through the purchase of stock and the grant of options, just as it does when a company is public.

16. Will the BLUM Proposal affect my bonus or any other of my benefits?

    Although the BLUM Proposal does not specifically address these issues, we would expect the answer to this question to be no as to 2000 bonuses or other benefits. While there are no plans for any changes, bonuses and other benefits are subject to future change whether or not there is a going private transaction. Hopefully, over time, with or without a going private transaction, we'll be able to generate larger profits than we would otherwise, leading to improved compensation for all the parties who contribute to that growth.

17. Why not consider selling the company to someone or merging it with a competitor?

    These are issues the Special Committee is likely to consider. Public or private, the company will continue to be open to any logical business strategy, whether that involves being an acquirer or an acquiree, entering into a merger with a major competitor or remaining an independent company like it is today.

18. Under the BLUM Proposal, who would the new board of directors be?

    If the BLUM Proposal were accepted, the board of directors would initially consist of 3 people designated by BLUM Capital Partners, Ray Wirta and Brett White (for so long as they are employed by the Company) and 1 person designated by Freeman Spogli & Co., Inc. (which is an affiliate of investment funds that currently own approximately 16.0% of the Company's common stock).

19. Will there be any changes in current management or how the company is organized?

    None are indicated in the BLUM Proposal, but we cannot predict what changes may result from any other transactions considered by the Special Committee.

20. If the company is private, how will we get information on how it is performing?

    Under the BLUM Proposal, a large number of employees would likely hold stock in the private company. If this is the case, we expect, just as the last time the company was private, to provide reporting to the SEC. This means there would be quarterly and annual reports on the company's performance, which are available to the public, as well as the company's employees and stockholders. In addition to those public reports, we anticipate regular transmittals to our stockholders and employees on how the company is doing. If the Special Committee were to accept a different going private proposal, there is no way to predict what information will be available.

21. Does the BLUM Proposal indicate that any other meaningful changes are planned, other than going private?

    We encourage you to read the BLUM Proposal in order to determine whether you believe that any of the planned changes would be meaningful to you. The BLUM Proposal is available with the Company's other public SEC filings.

22. What if someone else besides management offers to buy the company?

    It will be up to the Special Committee to determine whether the Company should enter into any transaction at all, whether as a result of the BLUM Proposal or another proposal. With the announcement of the BLUM Proposal, other parties may approach the Company with their own acquisition proposals. The Special Committee is committed to not favoring any particular bidder for the Company (including those making the BLUM Proposal) over any other.

23. What if the Special Committee decides to not enter into any transaction (including the BLUM Proposal) and the company stays public?

    In the event no going private or other transaction occurs, the Company will remain just as it is, i.e. a public company with the same management, board of directors, etc. - in effect, business as usual.

24. Will going private have a negative effect on our Internet initiatives?

    The Company's intention is that whether we are public or private all appropriate Internet initiatives, whether internal or external to the company, will get all the administrative and financial help which is appropriate.

25. Wouldn't our clients prefer the transparency that comes with being a public company, i.e. won't competitors sell against our non-public ownership?

    Under the BLUM Proposal, we would continue to be an SEC reporting company and that transparency will continue. While some clients prefer that the companies they deal with be public, most clients are focused on the quality of services provided and the cost of those services. We believe our clients are no different. Cushman & Wakefield (which is private) is a formidable competitor in many of our service lines and does not appear to suffer any discount to the value of their services because they are not public. It will be important, of course, to assure our clients that nothing has changed in order to assuage any concerns they might have in a vacuum of information or because of comments our competitors may make.

26. Would we still have CBRE University, the annual recognition event, the Las Vegas World Conference and other similar events?

    The BLUM Proposal indicates that their current intention is to fully support all of these activities going forward.

27. Will BLUM Capital Partners own the majority of our stock and will that change how the company operates?

    Under the BLUM Proposal, BLUM Capital Partners and its affiliates would own a very substantial part of the company, and as a result of an agreement with Freeman Spogli and the other members making the BLUM Proposal, BLUM would control the company and be involved in all major company decisions. Dick Blum has been on our Board of Directors for almost 10 years.


                  ===========================================
                     Additions To The QUESTIONS & ANSWERS
                         Document Distributed To All
                             Employees On 11-13-00
                       (continuation from Question #27)
                  ===========================================


28. If I own CBRE shares in my 401K plan can these be converted to private company stock and left in my 401K account? (U.S. Employees)

     We are continuing to explore the feasibility of allowing 401K CBRE shares to roll into new private company shares. We have been advised by legal counsel that this would be difficult, however, because we believe strongly that employees should have every opportunity to be participants in this transaction, we continue to examine this topic. We will continue to explore the conversion of 401K shares until we determine that we can either convert them or there is no realistic possibility of doing so.

29. What are the advantages for the company's operations of being private as compared to being public?

     Public companies are typically focused on quarter-to-quarter earnings performance as a key criterion in determining stock price. As a private company, CB Richard Ellis would be able to make operational and investment decisions without regard to their near-term impact on quarterly performance. This clearly provides more flexibility in managing the company's business for maximum support of client needs and, therefore, long-term profitability.

30. Will the 2000 company match program for top producers be in stock or cash? (U.S. Employees)

     At this time, we are uncertain as to whether we will use stock or cash for the 2000 company match. We will let you know at some point in the future whether the 2000 company match will be made in stock or cash. We can confirm there will be a 2000 company match under the same formula that we used in 1999.

31. Based on the buy-out offer what should I do with my 2001 Deferred Compensation Plan election? (U.S. Employees)

     You should complete the election process in accordance with the instructions already sent out. During the first two weeks of December we will send you an alternative election form that will only apply if the BLUM proposal is accepted.

32. How can employees participate in the ownership of the company going forward?

     We are firmly committed to provide employees with every possible opportunity to participate in the ownership of this company going forward. Should the proposed buy-out be successful, you will have the following opportunities to own shares of the private company:

     . Deferred Compensation Plan shares can either be sold at the deal price or "rolled over" pre-tax into new private company shares. This decision is solely at your discretion. (U.S. Employees)

     . 401K Plan shares. As outlined in question #28, we have not yet determined whether or not these shares can be rolled over into private company stock or whether they will be cashed out at the deal price. We will keep you informed on this topic, as more information is available. (U.S. Employees)

     . Purchase of private company stock. A certain amount of private company stock has been set aside for employee purchase. This stock will be made available to all employees at the same price being paid by the investor group.

33. In recent presentations, the company's management has talked about the potential of a $50.00 share price in five years. How can that be reconciled with the current offering price from a group involving senior management of $15.50 a share?

     There is no question that if the company produces regular earnings increases, that it is worth more at some point in the future than it is today. The $15.50 offering price is based upon various discounted cash flow analyses, which analyze what someone could afford to pay for the company today, given its future growth potential and still realize an acceptable rate of return for that investment. This is the same methodology that our clients use when buying a building and it's equally applicable in buying a company. The Special Committee, which has been formed by the Board of Directors, is obligated to get the best possible price for the company, as well as confirm that at that price, it makes more sense for the company to be sold, as opposed to being operated as it currently is. The Special Committee will retain third party financial advisors and attorneys to help review and confirm the appropriate pricing and the appropriate go-no go decision. You can be sure that if the company is sold, the Special Committee will do everything possible to see that the price realized will be the best possible price available, all things considered, relative to future expected performance.

34.  When can I trade in CBRE stock?

     While we asked our managers to not trade in the public stock on the day of the announcement, all employees other than executive officers, i.e., chief executive officer, chief financial officer, etc. may trade in the stock today and going forward.

35. Is the security of the Deferred Compensation Plan impacted by this transaction? (U.S. Employees)

     Our Deferred Compensation Plan provides significant security over our previous unfunded plan. The new Deferred Compensation Plan is a funded plan and all employee deferrals are transferred immediately to a third party trustee (the "Rabbi Trust"). Whether the company is public or private has no impact on the security of the Deferred Compensation Plan. The security of the Deferred Compensation Plan relies solely on the company's ongoing viability. In a general sense, the only event which would create an unsecured plan is the company's bankruptcy.

     Due to the number of employees who will own shares in the proposed private company going forward, the company will be required to file public financial disclosures on a quarterly basis. Employees will have the opportunity to review the company's financial performance on a regular basis as if it were a public company. Just as you have in the past, you will need to make your own determination whether or not you believe the company's financial future is secure.

36.  Why does the proposed structure provide us with more flexibility?

     Under our current debt structure we have certain loan covenants that require our EBITDA be at identified levels in order to use the balance available under the loan. At this point, because these EBITDA covenants are high, we have little extra room in the use of the company's cash to pursue co-investments, new technology and/or acquisitions. Although the terms of the BLUM financing proposal have not been disclosed in detail, we would expect to have greater overall flexibility to invest in promising new businesses and initiatives. Clearly, under either the old debt or the new debt scenario, we would only invest in new initiatives, as compared to paying down debt, if we thought they were better returns for the company.

37.  How can a concerned employee access the "Special Committee"?

     I understand the Special Committee has now been formed and is comprised of two of the existing Board of Directors, who are not affiliated in any way with the buying group or the company, except through their fiduciary obligation to do the best for the stockholders. That Special Committee will be meeting regularly, along with their retained outside attorney and retained outside investment banker, to consider the offer and all the ramifications, as well as determine if any offers should be accepted and whether any third parties might be interested in submitting an offer. The logical access to the Special Committee would be through Walt Stafford, the company's General Counsel, who has a fiduciary obligation to support the Special Committee's requirements in whatever form and fashion they require and also to operate on a fiduciary relationship relative to the company and its stockholders. Thus, I would encourage any of you who want to have specific access to the Special Committee to convey that to Walt and he will review those requests with the Special Committee, along with any written materials that anyone cares to provide.

38. Do you intend to sell any business units or offices to finance this proposed transaction?

     As we mentioned in our earlier memos and conference calls, this is "business as usual." This proposed transaction anticipates no changes in the operational or strategic philosophy of the firm. Any decisions we would make as a public company to retain or sell businesses would be made as a private company. Specifically, there are no plans whatsoever to close businesses or offices due to this transaction.

39.  Will there be liquidity in the private company stock?

     We are currently working to determine what methods of liquidity can be created in the proposed private company stock. A number of concepts are being developed and we will keep you apprised of these, as more information is available.

40. What is the book value of the company and how does the offer price compare to that book value?

     The current book value of the company as of today, is $209.6 million or approximately $10.00 per share; therefore, the $15.50 offer price represents a premium to the current book value of the company.

41. Clearly, BLUM Capital Partners and Freeman Spogli are investment funds, which will need to liquefy their investment at some point in the future. What is their typical time horizon for investments and what are the expected liquidity opportunities?

     We do not know for sure but there are some things we can say. Both Freeman Spogli and BLUM Capital Partners are traditional investment funds that focus primarily on capitalizing existing well-run businesses. Their intent is to assist those companies in pursuing the companies' established business strategies through providing both capital and operating experience. The typical investment horizon for investment by both companies is five to seven years. Their investment, as part of the buying group, in CB Richard Ellis is consistent with those strategies. The likely way for them to realize liquidity in their investment at some point in the future would include sale to another investor, sale to a financial services or other real estate operating company, or potentially, when the market was more favorable toward real estate service companies, an IPO.

42. I have read in the press that litigation has been filed regarding this transaction. What does this mean?

     Litigation was expected, as it is typical in transactions of this type in the United States. It is not expected to have any impact on the transaction.